As filed with the Securities and Exchange Commission on October 2, 2015

Registration No. 333-206536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allegiance Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	6022	26-3564100
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

(281) 894-3200

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

George Martinez, Chairman and Chief Executive Officer

Steven F. Retzloff, President

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

(281) 894-3200

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William S. Anderson Jason M. Jean Bracewell & Giuliani LLP 711 Louisiana, Suite 2300 Houston, Texas 77002 (713) 223-2300 (713) 437-5370 (facsimile)	Aaron M. Kaslow Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, D.C. 20005 (202) 508-5800 (202) 508-5858 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-206536) of Allegiance Bancshares, Inc. (“Registration Statement”) is being filed solely for the purpose of correcting the I.R.S. Employer Identification Number, updating Item 13 of Part II of the Registration Statement and filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Allegiance Bancshares, Inc. (the “Registrant”) in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the stock exchange listing fees. All fees below are payable by the Registrant.

SEC registration fee	$9,000
FINRA filing fee	11,300
NASDAQ listing fee	25,000
Printing and engraving costs	250,000
Legal fees and expenses	500,000
Accountants’ fees and expenses	325,000
Transfer agent fees	10,000
Miscellaneous	100,000

Total	$1,230,300

ITEM 14.	Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of formation provides that the Registrant’s directors and officers will be indemnified by the Registrant to the fullest extent permitted by the Texas Business Organizations Code and applicable federal law and regulation against all expenses incurred in connection with their service for or on behalf of the Registrant.

The Registrant’s amended and restated certificate of formation provides that the personal liability of the directors and officers of the Registrant for monetary damages shall be eliminated to the fullest extent permitted by the Texas Business Organizations Code and applicable federal laws and regulations.

At the time of this offering, the Registrant will have entered into indemnification agreements with the members of its board of directors and officers (each an “indemnitee”). Each indemnification agreement requires the Registrant to indemnify each indemnitee as described above. The Registrant will also, among other things, advance costs and expenses subject to the condition that an indemnitee shall reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

The Registrant also maintains directors’ and officers’ liability insurance.

The form of Underwriting Agreement to be filed as Exhibit 1.1 hereto obligates the underwriters to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities:

•	On January 1, 2015 and in connection with the Registrant’s acquisition of F&M Bancshares, the Registrant issued an aggregate of 2,338,520 shares of its common stock to former shareholders of F&M Bancshares in a Texas intrastate transaction;

•	On December 1, 2014, the Registrant issued an aggregate of 476,192 shares of its common stock for aggregate consideration of $10.5 million in a private placement transaction;

•	On November 15, 2013 and in connection with the Registrant’s acquisition of Independence Bank, NA, the Registrant issued an aggregate of 861,473 shares of its common stock to former shareholders of Independence Bank, NA in a Texas intrastate transaction;

•	On October 7, 2013, the Registrant issued an aggregate of 894,894 shares of its common stock for aggregate consideration of $17.9 million in a private placement transaction;

•	On June 8, 2012, the Registrant issued an aggregate of 540,668 shares of its common stock for aggregate consideration of $9.5 million in a private placement transaction;

•	The Registrant periodically issues grants of certain equity based awards to its executive officers, directors and other key employees pursuant to its Amended and Restated Equity Plan. Since April 30, 2012, the Registrant has granted options to purchase an aggregate of 315,750 shares of its common stock at exercise prices ranging from $11.24 to $22.00 per share pursuant to its Amended and Restated Equity Plan.

The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(2) or its successor 4(a)(2) of the Securities Act, Section 3(a)(11) of the Securities Act and Rule 147 promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering, as transactions by an issuer in an intrastate offering, or pursuant to benefit plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The recipients of securities in the transactions exempt under Section 4(2) or its successor 4(a)(2) and under Section 3(a)(11) of the Securities Act represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions.

ITEM 16.	Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the consolidated financial statements included in the prospectus that is part of this Registration Statement.

ITEM 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 2, 2015.

Allegiance Bancshares, Inc.

By:	/s/ George Martinez
Name:	George Martinez
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ George Martinez George Martinez	Chairman and Chief Executive Officer (Principal Executive Officer)	October 2, 2015

* Steven F. Retzloff	President and Director	October 2, 2015

* Laurence L. Lehman, III	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 2, 2015

* Ramon A. Vitulli, III	Director and Executive Vice President	October 2, 2015

* Daryl D. Bohls	Director and Executive Vice President	October 2, 2015

* John Beckworth	Director	October 2, 2015

* Lawrence G. Fraser	Director	October 2, 2015

* Matthew H. Hartzell	Director	October 2, 2015

* Frances H. Jeter	Director	October 2, 2015

* James J. Kearney	Director	October 2, 2015

S-1

Name	Title	Date

* P. Michael Mann, M.D.	Director	October 2, 2015

* David B. Moulton	Director	October 2, 2015

* William S. Nichols, III	Director	October 2, 2015

* Thomas A. Reiser	Director	October 2, 2015

* Raimundo Riojas E.	Director	October 2, 2015

* Fred S. Robertson	Director	October 2, 2015

*By:	/s/ George Martinez
George Martinez
Attorney-in-Fact

S-2

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Formation of Allegiance Bancshares, Inc.

3.2*	Amended and Restated Bylaws of Allegiance Bancshares, Inc.

4.1*	Specimen Common Stock Certificate

4.2	The other instruments defining rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	Opinion of Bracewell & Giuliani LLP

10.1*	Tax Allocation Agreement dated April 1, 2013, by and between Allegiance Bancshares, Inc. and Allegiance Bank (f/k/a Allegiance Bank Texas).

10.2*	Amended and Restated Equity Incentive Plan of Allegiance Bancshares, Inc. (including form of awards)

10.3*	Credit Agreement dated as of December 22, 2014 by and among Allegiance Bancshares, Inc. and Prosperity Bank.

10.4*	Form of Director and Officer Indemnification Agreement

10.5*	Consulting Agreement dated August 5, 2013 by and between Allegiance Bank (f/k/a Allegiance Bank Texas) and Lawrence G. Fraser

21.1*	Subsidiaries of Allegiance Bancshares, Inc.

23.1*	Consent of Crowe Horwath LLP

23.2*	Consent of Seidel Schroeder (formerly Seidel, Schroeder & Company)

23.3*	Consent of Harper & Pearson Company, P.C.

23.4	Consent of Bracewell & Giuliani LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on the signature page to the Registration Statement)

*	Previously filed